Exhibit 10.11

4870 Sadler Road, Ste 300 Glen Allen, VA 23060 USA +1.804.487.8196 www.adialpharma.com

August 11, 2026

VIA EMAIL

Tony Goodman

togood464@gmail.com

Re: Notice of Termination of Employment

Dear Tony,

This letter serves as formal notice that your employment with Adial Pharmaceuticals, Inc. (the “Company”) is being terminated by the Company without Cause effective August 11, 2026 (the “Termination Date”).

Your termination is being made pursuant to Section 4.2.6 of your Employment Agreement dated April 1, 2025, as amended June 11, 2026 (collectively, the “Employment Agreement”). Capitalized terms used herein without definition shall have the meanings assigned in the Employment Agreement. The Company will pay your final wages for all accrued and unpaid Base Salary, including any accrued but unused vacation, in accordance with the Company’s standard payroll practices through the Termination Date, which final wages shall be paid on or before the Company’s next regularly scheduled payroll. You will also be entitled to reimbursement of all reasonable business expenses incurred as of the Termination Date in accordance with the Company’s expense reimbursement policy. You receive the earned compensation and reimbursement of business expenses even if you do not sign this Agreement.

Severance Benefits. In accordance with Section 4.2.6 of your Employment Agreement, provided you timely countersign this Notice of Termination and subject to and upon the expiration of the Revocation Period (as defined in Exhibit A), without any revocation by you, on the Effective Date (as defined in Exhibit A) you will receive payment for the following, in addition to your Accrued Benefits: (i) your Unpaid Prior Year Bonus, payable at the same time bonuses are paid to similarly situated employees and as if no such termination had occurred; (ii) your Annual Bonus target for fiscal year 2026, prorated based on the number of days elapsed in the fiscal year through the Termination Date, payable in a lump sum; (iii) a lump sum payment equal to twelve (12) times your monthly Base Salary (at the highest rate in effect during the twelve (12) month period commencing on the date of termination), which amount is equivalent to $312,000, plus the higher of your target Annual Bonus opportunity or the Annual Bonus paid to you for the fiscal year immediately preceding the fiscal year of termination, of which amount Three Hundred Thousand Dollars ($300,000) is allocated as consideration for your covenant not to compete under Section 4.5 of your Employment Agreement; (iv) a payment equal to twelve (12) times the monthly COBRA premium for you and your eligible dependents, payable at your election either in a lump sum or in installments over twelve (12) months; provided, however, that if you and/or your eligible dependents are receiving health coverage through Medicare, the reference to paying 12 times the monthly COBRA premium shall be deemed to be instead your applicable Medicare premium (including Medicare Part B, Part D, and any Medicare Supplement or Medicare Advantage plan premiums); and (v) immediate and full accelerated vesting of all outstanding equity awards received from the Company, with any performance-based awards deemed earned at not less than target performance and any outstanding stock options or stock appreciation rights remaining exercisable until the expiration date of the grant award (collectively, the “Severance Benefits”). For the avoidance of any doubt, the Severance Benefits referenced herein are detailed in the attached Exhibit B.

No Admission of Wrongdoing. You and the Released Parties (as defined in Exhibit A) deny any wrongdoing whatsoever in connection with their dealings with each other, including but not limited to your employment and termination. It is expressly understood and agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of you or the Released Parties (as defined in Exhibit A).

Non-Disparagement. You agree that you will not disparage any of the Released Parties (as defined in Exhibit A) or make or publish any communication that reflects adversely upon any of them, their officers, directors, affiliated business entities, franchises or business practices, or has the effect of injuring their business or reputation. This non-disparagement obligation includes both direct and indirect communications and expressly includes statements made on the internet (including, but not limited to, social networking websites such as Facebook, X, LinkedIn, and Glassdoor), statements made under a pseudonym, and statements made to a Company franchise and/or affiliated business partner. The Company agrees that it will instruct its management team not to disparage you or make or publish any communication that reflects adversely upon you with respect to your employment with the Company.

Acknowledgment of No Further Action. Except as provided in Excluded Claims (as defined in Exhibit A), and/or unless required to do so by court order or subpoena, you agree that you will not (a) voluntarily make statements, take action, or give testimony adverse or detrimental to the interests of the Company or its affiliates; or (b) aid or assist in any manner the efforts of any third party to sue or prosecute a claim against the Company or its affiliates. Should you ever be required to give testimony concerning any matter related to your employment with the Company, you agree to provide notice of such compulsory process to the Company (Cary Claiborne, Chief Executive Officer, cclaiborne@adialpharma.com), within two (2) business days of its receipt so that the Company may take appropriate measures to quash or otherwise defend its interests.

Duty To Cooperate. You will, upon reasonable notice, cooperate fully with the Company and with any legal counsel, expert, or consultant it may retain to assist it in connection with any judicial proceeding, arbitration, administrative proceeding, governmental investigation or inquiry, internal audit, or other matter in which you have knowledge based on your work for the Company. Notwithstanding the obligations of this paragraph, you further agree to avail yourself to the Company to respond to reasonable requests made by the Company during the COBRA Premium Period.

Return and Non-Disclosure of Company Property. You agree to return to the Company by the Termination Date any and all property belonging to the Company; provided, however, that you may retain the Company-issued laptop computer provided to you during your employment, subject to your cooperation with the Company in deleting any Company-specific data from the laptop. By signing this Agreement, you consent and agree to allowing and fully cooperating with the Company and/or a Company-paid third-party vendor to preserve and remove Company intellectual property and confidential and proprietary information from your Company-issued laptop computer. You shall not retain copies or distribute to any third-party of any Company property, documents, or materials in hard copy, digital, or electronic format. Your access to the Company’s property and facilities shall end on the Termination Date. You verify that you have not downloaded, forwarded, or otherwise have any Company information within your control or on personal devices, thumb drives or other third-party downloads. You affirm that you will abide by all post-employment confidentiality and nondisclosure obligations specified in any documents you executed with the Company. You expressly agree that these post-employment obligations are not time bound and mandate nondisclosure to any third-party entity, whether an affiliated business venture, former employee of the Company or competitor.

Indemnification. The Company shall, to the maximum extent not prohibited by law, indemnify, defend and hold you harmless if you are made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor (collectively, a “Proceeding”), by reason of the fact that you are or were an executive or officer of the Company, or are or were serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) paid or incurred in connection with any such Proceeding (collectively, “Losses”) incurred by you provided that you acted in good faith and in a manner you reasonably believed to be in, or not opposed to, the best interests of the Company and provided further that the omission, act or conduct that was the basis for, or otherwise caused, the Losses did not constitute gross negligence, willful misconduct or fraud on your part or the part of your agent. The rights conferred upon you pursuant to this section shall (i) not be deemed exclusive of any other rights which you may now or hereafter have under any law, bylaw, constituency document, agreement, vote of stockholders or disinterested directors or otherwise; (ii) continue as to you after you have ceased to be an executive, officer, or employee of the Company and shall inure to the benefit of your heirs, executors and administrators; and (iii) be enforceable by you in any court of competent jurisdiction.

Effect of Breach. You agree that receipt of any consideration under this Agreement is contingent on your full compliance with the Agreement’s terms and conditions. Should you breach any provision of this Agreement, the terms of any post-employment or restrictive covenant obligations, including in the Employment Agreement or PIIA, respectively, including but not limited to filing a lawsuit or arbitration based upon any claim covered by this Agreement (but excluding a lawsuit covered by the Excluded Claims paragraph of Exhibit A), the Company shall have the right to seek recovery from you of any COBRA Premium already paid, and the Company shall no longer be obligated to pay you any COBRA Premium otherwise due. In addition, the Company has the right to seek liquidated damages, attorneys’ fees and costs, and full repayment of any consideration provided under this Agreement. To the extent either party breaches their obligations under this Agreement, each party has the right to seek requisite legal remedies.

Certification of Understanding and Competence. You acknowledge and agree that (a) you have read this Agreement in its entirety and have been provided the opportunity to seek independent legal advice; (b) you are competent to understand, and do understand, the content and effect of this Agreement; (c) by entering into this Agreement, you are releasing forever the Released Parties (as defined in Exhibit A) from any Claim or liability (including claims for attorney’s fees and costs) arising from your employment with the Company; (d) you are entering this Agreement of your own free will in exchange for the consideration herein, which you agree is adequate and satisfactory; and (e) neither the Company nor any of the Released Parties (as defined in Exhibit A) have made any representations to you concerning the terms or effect of this Agreement, other than those contained in the Agreement.

Acknowledgments. You acknowledge and agree that as of the Termination Date, except for payment of the Severance Benefits referenced in Exhibit B and any wages owed by the Company for work performed, whether as wages or salary, overtime, or for accrued but unused paid time off, (a) you are not owed any bonuses, commissions or incentive compensation; (b) you are not aware of any factual basis for a claim that the Company has defrauded the government of the United States or any State; (c) you have incurred no work related injuries; (d) you have received all family or medical leave to which you were entitled under the law; and (e) you have been and hereby are advised to consult with legal counsel of your choice prior to execution and delivery of this Agreement, and that you have done so or voluntarily elected not to do so.

Ownership of Claims. You represent and warrant that you are the sole and lawful owner of all rights, title, and interest in and to all released matters, claims and demands referred to herein. You further represent and warrant that there has been no assignment or other transfer of any interest in any such matters, claims or demands which you may have against the Released Parties (as defined in Exhibit A).

Counterparts. This Agreement (a) may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if all parties had signed the same document; and (b) shall to the extent signed and delivered by means of a facsimile machine or e-mail of a PDF file containing a copy of an executed Agreement (or signature page thereto), be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter and is binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns. For the avoidance of doubt, the foregoing sentence serves to incorporate into this Agreement each and all of the restrictive covenants and other post-employment continuing obligations as set forth in the Employment Agreement and PIIA, which obligations extend beyond the Separation Date. Any modification or waiver of any provision of this Agreement will be effective only if it is in writing signed by the parties.

Headings. The headings in this Agreement are for convenience only and are not to be considered a construction of the provisions hereof.

Severability and Governing Law. If any provision of this Agreement is found to be invalid, unenforceable, or void for any reason, such provision shall be severed from the Agreement and shall not affect the validity or enforceability of the remaining provisions. This Agreement shall be interpreted, enforced, and governed by the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

Thank you for your service and contributions to the Company.

Sincerely,

/s/ Cary J. Claiborne
Cary J. Claiborne
President and
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Tony Goodman
Tony Goodman

Date:	8/11/2026

EXHIBIT A

General Release of Claims

Release of Claims. As a condition to receiving the Severance Benefits described above (other than the Accrued Benefits), and as required by Section 4.2.5 of your Employment Agreement, by signing below, you, on your own behalf and on behalf of your heirs, executors, administrators, and assigns, hereby release and forever discharge the Company and its current, future and former parents, subsidiaries, affiliates, officers, directors, employees, agents, shareholders, insurers, employee benefit plans and their administrators and fiduciaries, and its and their predecessors, successors, and assigns independent contractors and representatives (collectively, the “Released Parties”) from any and all claims, demands, actions, causes of actions, debts, dues, claims, liabilities and demands of every name and nature, without limitation, at law, in equity, or administrative against the Released Parties, whether known or unknown, which you may have had, now have, or may have, by reason of any matter or thing arising out of or relating to your employment with, or termination of employment from, the Company through the date you sign this letter, including without limitation claims for wrongful termination, discrimination, harassment, retaliation, and breach of contract, and claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act of 1990 (OWBPA), the National Labor Relations Act (NLRA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Consolidated Omnibus Budget Reconciliation Act of 1985, the Immigration Reform and Control Act (IRCA), the Employee Polygraph Protection Act, the Civil Rights Act of 1866, the Vietnam Era Veterans Readjustment Act of 1974, the Occupational Safety and Health Act, the Federal Rehabilitation Act of 1973, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief and Economic Security Act, any local, state, or federal law arising from and/or enacted to address the COVID-19 virus, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, the Virginians with Disabilities Act, the Virginia Equal Pay Act, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Overtime Wage Act, the Virginia Right to Work Law, the Virginia Fraud Against Taxpayers Act, and the Virginia Human Rights Act, and any other federal, state, or local statute, regulation, or common law theory relating to employment. You expressly acknowledge that no claim or cause of action against the Released Parties from the beginning of time to the Termination Date (other than as provided in Excluded Claims below) shall be deemed to be outside the scope of this Agreement whether mentioned herein or not. You agree that this release should be interpreted as broadly as possible to achieve your intention to waive, to the maximum extent permitted by law, any and all claims against the Released Parties.

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Released Parties. Except as provided below, you agree that you will not file, any charge, complaint, demand for arbitration, lawsuit or claim (collectively, “Claim”) with any administrative agency, federal, state or local court (collectively, “Agency”) related in any way to your employment or the separation of your employment with the Company. You further agree that you will not accept, and will not be entitled to retain, any judgment, award, settlement or other payment or other relief resulting from, or related to, any Claim filed with any Agency related in any way to your employment with the Company or the termination of your employment. Nothing in this Agreement limits your right, where applicable, to file a claim for unemployment compensation with the State of Virginia should you choose to do so.

Excluded Claims. This release does not waive: (a) any rights or claims that may arise after the date you sign this letter; (b) your right to any vested benefits under any Company retirement or welfare benefit plan; (c) any claims that cannot be waived as a matter of law, including claims for workers’ compensation or unemployment insurance benefits, violations of ADEA and any violation of Securities and Exchange Commission rules or your right to file a charge with, or participate in an investigation conducted by, the Equal Employment Opportunity Commission or a comparable state or local agency, although you are waiving your right to recover any monetary damages or other individual relief in connection with any such charge or investigation; and (d) your rights under this letter. Nothing in this Agreement is intended to interfere with administrative proceedings, such as an Equal Employment Opportunity Commission investigation, provided, however, that you expressly release and waive any and all rights to individual recovery of any type from the Company (except as related to Securities and Exchange Commission or whistleblower claims or as restricted by applicable laws), including back pay, front pay, compensatory damages, liquidated or punitive damages, attorneys’ fees, reinstatement, or any other benefit, in any administrative or court action, whether state or federal, whether under the laws of the United States or any other Country, and whether brought by you or on your behalf, related in any way to the matters released herein. In the event that you successfully assert any ADEA Claims, and you are not awarded damages, you shall be required to give back the consideration set forth, to the extent not prohibited by federal law and the regulations of the EEOC, as a set-off against such damages. Nothing in this Agreement prevents you from filing a lawsuit limited to challenging the validity of your waiver of any rights or claims that you may have under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

ADEA Acknowledgment. Because this release includes a waiver of claims under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, you acknowledge that: (i) you have been advised to consult with an attorney of your choosing before signing this letter; (ii) you have received the Special Notice Regarding Group Layoff attached hereto as Exhibit C; (iii) you have been given at least forty-five (45) days to consider whether to sign this letter, although you may sign it sooner if you wish; (iv) you will have seven (7) days after signing this letter to revoke your acceptance of this release by delivering written notice of revocation to the Company’s Chief Executive Officer (the “Revocation Period”), and this release will not become effective or enforceable until the eighth (8th) day after the seven (7) day Revocation Period has expired (the “Effective Date”); and (v) you are entering into this release knowingly and voluntarily in exchange for consideration to which you would not otherwise be entitled.

EXHIBIT B

Severance Benefits

Termination Date	8/11/2026

Severance
Annual Salary	$312,000

Annual Bonus	$93,600

Monthly medical payments	$2,814
Severance months	12
Total Medical payment	$33,768

Special Termination	$439,368

Bonus - 2026	12/31/2025
# of days in 2026	223
2026 Bonus	$57,186

Vacation	127.86 Hours

Hourly rate	$149.9942

Tony Goodman
O/S Stock options and RSA's

Name	Type	Grant Date	Options/ Shares	Exercise Price
Goodman, Tony	O	7/1/2017	17	$3,561.80
Goodman, Tony	O	3/3/2020	96	$900.00
Goodman, Tony	O	2/8/2021	64	$1943.75
Goodman, Tony	O	2/23/2022	64	$1250.00
Goodman, Tony	O	6/27/2026	40	$768.75
Goodman, Tony	O	5/23/2023	80	$187.50
Goodman, Tony	O	5/25/2024	1,680	$33.75
Goodman, Tony	O	5/29/2025	3,760	$17.20
Goodman, Tony	Restricted stock	4/7/2026	26,510

EXHIBIT C

Special Notice Regarding Group Layoff

(as required by 29 U.S.C. sec. 626)

[attached]